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Exhibit 99(a)(4)

Cimarex Energy Co.

Offer To Purchase For Cash
Any and All of the Outstanding
Floating Rate Convertible Senior Notes due 2023
CUSIP No. 55972FAE4

originally issued by

Magnum Hunter Resources, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 5, 2005, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed for your consideration is a Change in Control Notice and Offer to Purchase, dated July 6, 2005 (as the same may be amended from time to time, the "Offer to Purchase"), and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer by Cimarex Energy Co., a Delaware corporation (the "Company"), to purchase for cash all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the "Notes") originally issued by Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum Hunter"), from each holder thereof (each, a "Holder," and collectively, the "Holders") at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, including Liquidated Damages (as defined in the Offer to Purchase), if any, up to, but not including, the date on which the Expiration Time occurs (the "Repurchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (collectively, the "Offer"). If the Expiration Time of the Offer occurs on August 5, 2005, and assuming no Liquidated Damages are payable, the Repurchase Price will equal $1,004.7361 per $1,000 principal amount of Notes tendered.

        On June 7, 2005, Cimarex Nevada Acquisition Co., a Nevada corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), merged with and into Magnum Hunter, with Magnum Hunter as the surviving company (the "First Merger"). As a result of the First Merger, Magnum Hunter became a wholly-owned subsidiary of the Company, and the right of the Holders to convert their Notes into cash and the common stock of Magnum Hunter was changed to a right of the Holders to covert their Notes into cash and the common stock of the Company. On June 13, 2005, Magnum Hunter merged with and into the Company, with the Company as the surviving company (the "Second Merger," and, together with the First Merger, the "Mergers"). As a result of the Second Merger, the Company assumed all of the obligations of Magnum Hunter with respect to the Notes and the Indenture described below. The First Merger constituted a Change in Control (a "Change in Control") as defined in the Indenture, dated as of December 17, 2003 (the "Original Indenture"), among the Company, the subsidiary guarantors that were parties to the Original Indenture, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), governing the Notes. As amended and supplemented by the First Supplemental Indenture, dated as of June 6, 2005, the Second Supplemental Indenture, dated as of June 7, 2005 and the Third Supplemental Indenture, dated as of June 13, 2005, the Original Indenture is referred to herein as the "Indenture."

        The Offer is being made by the Company to satisfy its contractual obligations under Section 3.09 of the Indenture to commence a repurchase offer within 30 days after the occurrence of a Change in Control with respect to the First Merger, and, if the Second Merger also constituted a Change in Control under the Indenture, with respect to the Second Merger.

        The Notes are obligations of the Company. Any Notes that are purchased by the Company pursuant to the Offer will be promptly delivered to the Trustee for cancellation and shall cease to be outstanding. Any Notes that remain outstanding after consummation of the Offer will continue to be obligations of the Company and will continue to accrue interest and have the benefits of the Indenture, including the right of the Holders to convert their Notes into cash and shares of the common stock of the Company under certain circumstances as described in the Indenture.

        Unless the Company defaults in making payment of the Repurchase Price therefor, any Notes accepted for purchase pursuant to the Offer shall cease to accrue interest on and after the date on which the Expiration Time occurs.

        The First Merger constitutes an event which, under the Indenture, gives rise to a right of the Holders to convert their Notes into cash and the common stock of the Company pursuant to the terms of the Indenture. The conversion rights arising as a result of the First Merger will expire on July 7, 2005. Other events may have occurred that pursuant to the terms of the Indenture give Holders the right to convert their Notes. See "The Offer—Certain Significant Considerations—Conversion Rights" in the Offer to Purchase. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless the Company fails to purchase such Notes pursuant to the Offer.

        We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Notes to it or its order, except as otherwise provided in the Offer to Purchase or the Letter of Transmittal.

        Enclosed is a copy of each of the following documents:

           1.  The Offer to Purchase.

           2.  The Letter of Transmittal for your use in connection with the tender of Notes and for the information of your clients. Note that because the Company is required to withhold a portion of the Repurchase Price from certain Non-U.S. Holders (as defined in the Offer to Purchase) pursuant to the provisions of the Code enacted as part of the Foreign Investment in Real Property Tax Act, each Letter of Transmittal must be accompanied by a properly completed and duly executed Certificate of Non-Foreign Status—Individual Transferor, Certificate of Non-Foreign Status—Entity Transferor, or Foreign Holder Ownership Affidavit, as applicable, as described in the Letter of Transmittal, with respect to each tendering beneficial owner of Notes. Copies of each of these forms are attached to the Letter of Transmittal. Failure by a Holder to provide the applicable form with respect to a tendering beneficial owner, properly completed and duly executed by such tendering beneficial owner, will result in the Depositary withholding 10% of the Repurchase Price with respect to such tendering beneficial owner from such Holder and remitting such amount to the Internal Revenue Service, as more fully described in the Offer to Purchase.

           3.  A form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee with space provided for obtaining the clients' instructions with regard to the Offer.

           4.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        THE REPURCHASE PRICE THAT THE COMPANY IS OFFERING TO PAY TO HOLDERS PURSUANT TO THE OFFER (PURSUANT TO THE TERMS OF THE INDENTURE AND THE NOTES) MAY BE LESS THAN THE AMOUNT OF CASH AND COMMON STOCK OF THE COMPANY THAT A HOLDER COULD RECEIVE UPON CONVERSION OF THEIR NOTES

PURSUANT TO THE INDENTURE. HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR NOTES IN THE OFFER.

        Your prompt action is requested. The Offer will expire at the Expiration Time, which is 5:00 P.M., New York City time, on August 5, 2005, unless extended. Notes tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase, at any time at or prior to the Expiration Time.

        Deutsche Bank Trust Company Americas is the depositary and the information agent for the Offer.

        To tender Notes in the Offer, certificates for Notes (or confirmation of a book-entry transfer of Notes into the depositary's account at The Depository Trust Company) and a duly executed and properly completed Letter of Transmittal or a manually signed facsimile thereof, together with any other required documents, or receipt of an Agent's Message (as defined in the Offer to Purchase), must be received by the depositary as indicated in the Offer to Purchase. In addition, if Notes are tendered in physical form, the form on the reverse side of such Notes entitled "Option to Elect Repurchase Upon a Change in Control" must be completed and signed, with such Notes duly endorsed for transfer.

        The Company will not pay any fee or commissions to any broker, dealer or other person (other than the depositary and the information agent as described in the Offer to Purchase) in connection with the Offer. However, the Company will reimburse you for your reasonable out-of-pocket mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer tax payable with respect to the transfer of Notes to it except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, at (800) 735-7777 or at the address set forth on the back cover of the Offer to Purchase.

Very truly yours,
CIMAREX ENERGY CO.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit 99(a)(4)
Cimarex Energy Co. Offer To Purchase For Cash Any and All of the Outstanding Floating Rate Convertible Senior Notes due 2023 CUSIP No. 55972FAE4 originally issued by Magnum Hunter Resources, Inc.